Exhibit 99.1

Title: Results of an ongoing Phase 1/1b study of SBT6050 as monotherapy and combined with pembrolizumab in patients with advanced HER2-expressing or amplified solid tumors

Samuel J. Klempner1, Muralidhar Beeram2, Dhanusha Sabanathan3, Arlene Chan4, Erika Hamilton5, Sherene Loi6, Do-Youn Oh7, Leisha A. Emens8, Amita Patnaik2, Jeong Eun Kim9, Yeon Hee Park10, Valerie Odegard11, Sue Hamke11, Graham Jang11, Celine Jacquemont11, Naomi Hunder11, Sarina Piha-Paul12

1Massachusetts General Hospital, Boston, MA, USA; 2The Start Center for Cancer Care, San Antonio, TX, USA; 3Macquarie University Hospital Clinical Trials Unit, Sydney, NSW, Australia; 4Breast Cancer Research Centre - WA, Nedlands, WA, Australia; 5Sarah Cannon Research Institute/Tennessee Oncology, Nashville, TN, USA; 6Peter MacCallum Cancer Centre, Melbourne, VIC, Australia; 7Seoul National University Hospital, Seoul, South Korea; 8University of Pittsburgh Medical Center Hillman Cancer Center, Pittsburgh, PA, USA; 9Asan Medical Center, Seoul, South Korea; 10Samsung Medical Center, Seoul, South Korea; 11Silverback Therapeutics, Inc., Seattle, WA, USA; 12MD Anderson Cancer Center, Houston, TX, USA

Background

SBT6050 comprises a TLR8 agonist linker-payload conjugated to a HER2-directed antibody and is designed to activate myeloid cells in tumors expressing moderate to high levels of HER2. TLR8 is expressed in myeloid cell types prevalent in human tumors and TLR8 agonism can activate a broad spectrum of anti-tumor immune mechanisms.

Methods

This FIH, open-label, multicenter, dose-escalation and expansion study is evaluating SBT6050 alone and in combination with pembrolizumab (NCT04460456). Pts have HER2-expressing or -amplified solid tumors with progression following therapies known to confer clinical benefit. A single-agent dose-escalation (P1) is followed by tumor-specific expansion cohorts at the RP2D (P2). A pembrolizumab combination dose-escalation (P3) is followed by an expansion cohort at the RP2D (P4).

Results

As of 4 April 2021, 18 pts across multiple tumor types were treated at 4 dose levels (P1, n=14; P3, n=4). Dose levels of SBT6050 ranging from 0.15 mg/kg to 0.6 mg/kg, the predicted RP2D based on preclinical studies, were each pharmacologically active and demonstrated a greater than 70-fold difference in SBT6050 serum exposure. Induction of blood-based biomarkers associated with myeloid cell and NK or T lymphocyte activation, consistent with SBT6050 MOA, were observed at each dose level, generally increasing in a dose-dependent manner. The most frequent (>25%) related TEAEs were chills, diarrhea, fatigue, hypotension, injection site reaction, nausea, pyrexia, and vomiting. Dose levels >0.6 mg/kg were evaluated to assess the upper limits of the dose range; G3 DLTs were observed in P1 at 1.2 mg/kg Q2 wks. In response-evaluable pts (N=14), best overall response was PR (n=1), SD (n=3), and PD (n=9).

Conclusions

Based on preliminary safety data, SBT6050 given alone or in combination with pembrolizumab has a manageable safety profile. Related TEAEs are consistent with immune activation. Evidence of pharmacological activity was observed at each dose level evaluated. A single-agent dose of 0.6 mg/kg Q2 wks had a tolerable safety profile and had drug exposure and pharmacodynamic activity similar to preclinical doses associated with activity. P1 and P3 are ongoing.